EXHIBIT 10.5

INTERNATIONAL SEAWAYS, INC.
MANAGEMENT INCENTIVE COMPENSATION PLAN
FORM OF PERFORMANCE-BASED RESTRICTED STOCK UNIT GRANT AGREEMENT

THIS AGREEMENT, made as of [date] (the “Agreement”), by and between International Seaways, Inc. (the “Company”), and [name of grantee]1 (the “Grantee”).

WHEREAS, the Company has adopted the International Seaways, Inc. Management Incentive Compensation Plan (the “Plan”) to promote the interests of the Company and its shareholders by providing certain individuals with incentives and rewards to encourage them to continue in the service of the Company and with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Company; and

WHEREAS, Section 7 of the Plan provides for the grant of Other Stock-Based Awards, including restricted stock units (or RSUs), to Participants in the Plan.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of RSUs.  Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan [and subject to and conditioned upon the receipt of shareholder approval of the Plan within twelve (12) months following the Grant Date][include for grants prior to shareholder approval of Plan], as of the Grant Date the Company grants to the Grantee an award of performance-based RSUs (collectively, the “RSUs”) in a number equal to a target of [# of Shares underlying PRSU Grant at target] (the “Target RSUs”) and a maximum of [# of Shares underlying PRSU Grant at max], with the actual number of RSUs to be determined based upon achievement of performance criteria as described in Sections 4(a) and 4(c) below.  Each RSU represents the right to receive one share of Common Stock subject to Section 4 below.

2. Grant Date; Vesting Commencement Date.  The “Grant Date” of the RSUs hereby granted is [grant date].  The “Vesting Commencement Date” of the RSUs hereby granted is [the Grant Date] [vesting commencement date, if different from Grant Date].

3. Incorporation of the Plan.  All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein.  If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan shall govern.  Unless otherwise indicated herein, all capitalized terms used herein shall have the meanings given to such terms in the Plan.  The provisions of this Agreement and the Plan will govern except as otherwise expressly addressed in an effective written individual contract entered into between the Company and the Grantee that includes terms relating to vesting, forfeiture, payment of taxes or any related definition that is more beneficial to the Grantee than those set forth herein with respect to any matter, in which case the terms of such contract will govern.

4. Vesting and Settlement.

(a) The RSUs shall vest as follows, provided that the Grantee remains continuously employed by the Company through each applicable vesting date.  Exhibit A sets out in detail the Company’s performance metrics and targets for these RSUs, which are as follows:

[Insert vesting schedule based on terms of grant]
(b) Settlement of the vested RSUs may be in either shares of Common Stock or cash, as determined by the Committee in its discretion, and shall occur as soon as practicable following the Committee’s certification of the achievement of the applicable performance measures and targets, but in no event later than March 15 of the year following the year in which the vesting date occurs (such date, the “Settlement Date”).  Each tranche of RSUs vests separately according to its performance metric.

(c) The number of Target RSUs shall (unless stated to the contrary therein) be subject to an increase or decrease depending on performance against the applicable performance measures and targets [using the performance factor percentage set forth in Exhibit A] [include/revise as appropriate for terms of grant].

5. Rights as Shareholder.  If the RSUs are settled in shares of Common Stock, upon and following the Settlement Date and the entry of such settlement on the books of the Company or its transfer agents or registrars, the Grantee shall be the record owner of the shares of Common Stock and shall be entitled to all of the rights of a shareholder of the Company including the right to vote such shares of Common Stock and receive all dividends or other distributions paid with respect to such shares of Common Stock

6. Forfeiture.  RSUs which have not become vested as of the date the Grantee’s Employment terminates shall immediately be forfeited on such date, and the Grantee shall have no further rights with respect thereto.

7. Restrictions.  Subject to any exceptions set forth in this Agreement or the Plan, until such time as the RSUs are settled in accordance with Section 4, the RSUs or the rights represented thereby may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of.  No purported sale, assignment, transfer, pledge, hypothecation or other disposal of the RSUs, or the rights represented thereby, whether voluntary or involuntary, by operation of law or otherwise will vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon such purported sale, assignment, transfer, pledge, hypothecation or other disposal of the RSUs will be forfeited by the Grantee and all of the Grantee’s rights to such RSUs shall immediately terminate without any payment or consideration from the Company.

8. Restrictive Covenants.  Unless otherwise determined by the Committee in its sole discretion, by accepting the RSUs, the Grantee acknowledges that the Grantee is bound by the following restrictive covenants (the “Restrictive Covenants”):

(a) Except to the extent (1) expressly authorized in writing by the Company or (2) required by law or any legal process, the Grantee shall not at any time during the Grantee’s Employment with the Company or any of its Affiliates or following the date the Grantee’s Employment terminates use, disseminate, disclose or divulge to any person or to any firm, corporation, association or other business entity, Confidential Information (as defined in Section 20 herein) or proprietary Trade Secrets (as defined in Section 20 herein) of the Company or any of its Affiliates;

(b) The Grantee shall not at any time during the Grantee’s Employment with the Company or any of its Affiliates or following the date the Grantee’s Employment terminates make any derogatory, disparaging or negative statements, orally, written or otherwise, against the Company or any of its Affiliates or any of their respective directors, officers and employees;

(c) During the Restricted Period (as defined in Section 20 herein), the Grantee shall not (i) become employed in any capacity by, or become an officer, employee, director, agent, consultant, shareholder or partner of, or perform any services for, or otherwise hold an interest (other than the ownership of less than 5% of the stock or other equity interests of a publicly traded firm or corporation) in, any Competitor (as defined in Section 20 herein) of the Company or any of its Affiliates;

(d) During the Restricted Period, the Grantee shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, solicit or hire, attempt to solicit or hire, or assist any other person in soliciting or hiring any employee, agent or contractor of the Company or any of its Affiliates or induce any employee, agent or contractor of the Company or any of its Affiliates to terminate his or her or her Employment or cease doing business with the Company or any of its Affiliates for any reason whatsoever; and

(e) During the Restricted Period, the Grantee shall not directly or indirectly, on his or her own behalf or on behalf of any other person or entity, including any Competitor of the Company or any of its Affiliates, (1) engage in any business transaction or relationship or perform any service sin any material way competitive with the Company or any of its Affiliates with or for a client or prospective client of the company or any of its Affiliates or (2) interfere with any business relationship between the Company or any of its Affiliates and any client or prospective client of the Company or any of its Affiliates or induce any client or prospective client to discontinue any business relationship with the Company or any of its Affiliates or to refrain from entering into a business relationship or transaction with the Company or any of its Affiliates.

The Restrictive Covenants are in addition to and do not supersede any rights the Company or any of its Affiliates may have in law or at equity or under any other agreement.

By accepting the RSUs, the Grantee shall further agree that it is impossible to measure in money the damages which will accrue to the Company or any of its Affiliates in the event the Grantee breaches the Restrictive Covenants.  Therefore, if the Company or any of its Affiliates shall institute any action or proceeding to enforce the provisions hereof, the Grantee shall agree to waive the claim or defense that the Company or any of its Affiliates has an adequate remedy at law and the Grantee shall agree not to assert in any such action or proceeding the claim or defense that the Company or any of its Affiliates has an adequate remedy at law.

If at any time the Committee reasonably believes that the Grantee has breached any of the Restrictive Covenants described in Sections 8(a) through 8(e), the Committee may suspend the vesting of Grantee’s RSUs pending a good faith determination by the Committee of whether any such Restrictive Covenant has been breached, it being understood that such suspension shall not cause the settlement to be delayed beyond the last date that settlement may occur pursuant to Section 4(b) hereof. If the Committee determines in good faith that the Grantee has breached any such Restricted Covenants, the Grantee shall immediately forfeit any outstanding unvested RSUs and shall repay to the Company, upon demand, any Common Stock or cash issued upon the settlement of the Grantee’s RSUs if the vesting of such RSUs occurred during such breach. The Grantee shall also be required to repay to the Company, in cash and upon demand, any proceeds resulting from the sale or other disposition (including to the Company) of Common Stock issued upon settlement of the Grantee’s RSUs if the sale or disposition was effected at any time during such breach.

The foregoing shall not prejudice the Company’s right to require the Grantee to account for and pay over to the Company on a pre-tax basis any profit obtained by the Grantee as a result of any transaction constituting a breach of the Restrictive Covenants.
9.	Taxes.

(a) Liability for Tax-Related Items.  Except to the extent prohibited by law, the Grantee acknowledges that the Grantee is ultimately liable and responsible for any and all income taxes (including federal, state, local and other income taxes), social insurance, payroll taxes and other tax-related withholding (the “Tax-Related Items”) arising in connection with the RSUs, regardless of any action the Company takes with respect to such Tax-Related Items.  The Grantee further acknowledges that the Company (i) does not make any representation or undertaking regarding the treatment of any Tax-Related Item in connection with any aspect of the RSUs, including the grant and vesting of the RSUs, or the subsequent sale of the shares of Common Stock and (ii) does not commit, and is under no obligation, to structure the terms of the RSUs or any aspect of the RSUs to reduce or eliminate the Grantee’s liability for Tax-Related Items or achieve any particular tax result.

(b) Payment of Withholding Taxes.  Notwithstanding any contrary provision of this Agreement, no shares of Common Stock shall be issued unless and until satisfactory arrangements (as determined by the Committee) have been made by the Grantee with respect to the payment of any taxes which the Company determines must be withheld with respect to such shares of Common Stock.
10. Modification; Entire Agreement; Waiver.  No change, modification or waiver of any provision of this Agreement which reduces the Grantee’s rights hereunder will be valid unless the same is agreed to in writing by the parties hereto.  This Agreement, together with the Plan, represent the entire agreement between the parties with respect to the RSUs.  The failure of the Company to enforce at any time any provision of this Agreement will in no way be construed to be a waiver of such provision or of any other provision hereof.
11. Policy Against Insider Trading.  By accepting the RSUs, the Grantee acknowledges that the Grantee is bound by and shall comply with all the terms and conditions of the Company’s insider trading policy as may be in effect from time to time.
12. Data Privacy Consent.  The Grantee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Grantee’s personal data as described in this Agreement and any other RSU grant materials by the Company for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.  The Grantee understands that the Company may hold certain personal information about the Grantee, including, but not limited to, the Grantee’s name, home address and telephone number, work location and phone number, date of birth, social insurance number or other identification number, salary, nationality, job title, hire date, any shares of Common Stock or directorships held in the Company or any of its Affiliates, details of all awards or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding in the Grantee’s favor, for the purpose of implementing, administering and managing the Plan (“Personal Data”). The Grantee understands that Personal Data may be transferred to any third parties assisting in the implementation, administration and management of the Plan, now or in the future, that these recipients may be located in the Grantee’s country or elsewhere, and that the recipient’s country may have different data privacy laws and protections than the Grantee’s country.  The Grantee authorizes the recipients to receive, possess, use, retain and transfer the Personal Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan.  The Grantee understands that Personal Data will be held only as long as is necessary or appropriate to implement, administer and manage the Grantee’s participation in the Plan.  Further, the Grantee understands that the Grantee is providing the consents herein on a purely voluntary basis.

13. Successors and Assigns.  The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company.  Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiary, if applicable.

14.  Captions.  Captions provided herein are for convenience only and shall not affect the scope, meaning, intent or interpretation of the provisions of this Agreement.

15.  Severability.  The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.

16. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

17. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without regard to the provisions governing conflict of laws.

18. Acceptance.  The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. The Grantee hereby acknowledges that all decisions, determinations and interpretations of the Board, or a Committee thereof, in respect of the Plan, this Agreement and the RSUs shall be final and conclusive.  The Grantee acknowledges that there may be adverse tax consequences upon disposition of the underlying shares and that the Grantee should consult a tax advisor prior to such disposition.

19. Section 409A.  This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code.  Notwithstanding the foregoing, the Company makes no representations that the payment and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.

20. Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

(A)
“Competitor” shall mean any individual, corporation, partnership or other entity that engages in (or that owns a significant interest in any corporation, partnership or other entity that engages in) any business conducted by the Company or any of its Affiliates.

(B)
“Confidential Information” shall mean all information regarding the Company or any of its Affiliates, any Company activity or the activity of any of its Affiliates, Company business or the business of any of its Affiliates, or Company customers or the customers of any of its Affiliates that is not generally known to persons not employed or retained (as employees or as independent contractors or agents) by the Company or any of its Affiliates, that is not generally disclosed by Company practice or authority to persons not employed by the Company or any of its Affiliates that does not rise to the level of a Trade Secret and that is the subject of reasonable efforts to keep it confidential, and shall include, to the extent such information is not a Trade Secret and to the extent material, but not be limited to product code, product concepts, production techniques, technical information regarding the Company’s or any of its Affiliates’ products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning Company or any of its Affiliates’ techniques for use and integration of its website and other products/services, current and future development and expansion or contraction plans of the Company or any of its Affiliates, sale/acquisition plans and contacts, marketing plans and contacts, information concerning the legal affairs of the Company or any of its Affiliates and certain information concerning the strategy, tactics and financial affairs of the Company or any of its Affiliates; provided that Confidential Information shall not include information that has become generally available to the public, other than through a breach by such Grantee; and provided further that this definition shall not limit any definition of “confidential information” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

(C)
“Restricted Period” shall mean [(i) with respect to the provisions of Section 8(c) and Section 8(e) hereof, the period commencing on the date the Grantee’s Employment terminates and ending on the twelve (12) month anniversary thereof and (ii) with respect to the provisions of Section 8(d) hereof,] the period commencing on the date the Grantee’s Employment terminates and ending on the eighteen (18) month anniversary thereof (or[, in the case of either clause (i) or clause (ii),] such shorter period governing relevant activities as may be explicitly set forth in any employment agreement between the Company and the Grantee). [include bracketed text for employees who do not have employment agreements or whose employment agreements do not separately address this definition]

(D)
“Trade Secrets” shall mean all secret, proprietary or confidential information regarding the Company (which shall mean and include all of the Company’s subsidiaries and all Affiliates and joint ventures connected by ownership to the Company at any time) or any Company activity that fits within the definition of “trade secrets” under the Uniform Trade Secrets Act or other applicable law, and shall include, but not be limited to, all source codes and object codes for the Company’s software and all website design information to the extent that such information fits within the Uniform Trade Secrets Act; provided that Trade Secrets shall not include information that has become generally available to the public, other than through a breach by such Grantee; and provided further that this definition shall not limit any definition of “trade secrets” or any equivalent term under the Uniform Trade Secrets Act or any other state, local or federal law.

* * * * *

1 Text in brackets/ italics reflects notes to draft. Insert terms of grant, as appropriate, in any final grant agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Grantee has hereunto signed this Agreement on the Grantee’s own behalf, thereby representing that the Grantee has carefully read and understands this Agreement and the Plan as of the day and year first written above.

INTERNATIONAL SEAWAYS, INC.

________________________________
By:
Title:

Acknowledged and Accepted
________________________________
[Grantee]

EXHIBIT A
[To be based on terms of grant]